August 15, 2016
Touchstone Strategic Trust
303 Broadway, Suite 1100
Cincinnati, Ohio 45202
Ladies and Gentlemen:
We have acted as counsel to Touchstone Strategic Trust, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 138 to the Trust’s registration statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof, registering the issuance of an indefinite number of Class A, Class C, Class Y and Institutional Class shares of beneficial interest, no par value per share, of Touchstone Global Growth Fund (the “Fund”), a series of the Trust, which shares are classified and designated as Class A, Class C, Class Y and Institutional Class shares (collectively, the “Shares”).
You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Restated Agreement and Declaration of Trust, as amended (“Declaration of Trust”), the Trust’s Amended and Restated By-Laws (“By-Laws”), certain actions of the Trustees of the Trust related to the authorization and issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.
Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the statutory laws and regulations of the Commonwealth of Massachusetts as in effect on the date hereof, which, in our experience, are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws or regulations.
Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Trust. The Declaration of Trust also provides for indemnification out of the property of the Trust for all losses and expenses of any shareholder of the Fund held personally liable for the obligations of the Trust, solely by reason of being or having been a shareholder. Thus, the risk of liability is limited to circumstances in which the Trust would be unable to meet its obligations.
Based upon and subject to the foregoing and the qualifications set forth herein, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective

Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.
This opinion is rendered in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Post-Effective Amendment), without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Yours very truly, /s/ Vedder Price P.C. Vedder Price P.C.